                                                                      Exhibit 99

Report of Independent Accountants

To the Venturers of Genzyme Ventures II:

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in venturers' capital (deficit) and of cash flows present fairly, in all material respects, the financial position of Genzyme Ventures II (the "Joint Venture"), at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ending December 31, 1998 and 1997, and the period from August 17, 1996 (commencement of operations) to December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Joint Venture's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.






                                                   PricewaterhouseCoopers LLP




Boston, Massachusetts
March 11, 1999

GENZYME VENTURES II
STATEMENTS OF OPERATIONS
(In thousands)

                                                                                                              For the
                                                                                                           Period from
                                                                                                         August 17,  1996
                                                                                                          (commencement
                                                                    For the              For the          of operations)
                                                                  year ended            year ended              to
                                                                  December 31,         December 31,         December 31,
                                                                     1998                  1997                1996
                                                                --------------         ------------       --------------
Net product sales.........................................        $  5,598              $  3,210            $     435

Operating costs and expenses:
   Cost of products sold..................................          (2,443)                 (868)                (234)
   Selling and marketing expenses.........................          (7,950)               (4,611)              (2,680)
                                                                  --------              --------            ---------
      Total operating costs and expenses..................         (10,393)               (5,479)              (2,914)
                                                                  --------              --------            ---------

Other income:
   Investment income......................................              20                     -                    -
                                                                  --------              --------            ---------
      Total other income..................................              20                     -                    -
                                                                  --------              --------            ---------

Net loss..................................................        $ (4,775)             $ (2,269)           $  (2,479)
                                                                  ========              ========            =========



























 The accompanying notes are an integral part of these financial statements.

GENZYME VENTURES II
BALANCE SHEETS

(Amounts in thousands)                                                                          DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
                                                                                          1998               1997
                                                                                          ----               ----

                                  ASSETS

Cash ...........................................................................        $      20           $ 1,700
                                                                                        =========           =======


               LIABILITIES AND VENTURERS' CAPITAL

Commitments and contingencies (Note D)..........................................

Venturers' capital:
   Genzyme Corporation..........................................................               20             1,108
   Genzyme Development Partners, L.P............................................                -               592
                                                                                        ---------           -------
Total Venturers' capital........................................................               20             1,700

Total liabilities and Venturers' capital........................................        $      20           $ 1,700
                                                                                        =========           =======































 The accompanying notes are an integral part of these financial statements.

GENZYME VENTURES II
STATEMENT OF CASH FLOWS
(In thousands)

                                                                                                             FOR THE PERIOD FROM
                                                                                                              AUGUST 17, 1996
                                                                                                              (COMMENCEMENT OF
                                                                         FOR THE  YEARS ENDED DECEMBER 31,     OPERATIONS) TO
                                                                            1998                  1997        DECEMBER 31, 1996
                                                                            ----                  ----       --------------------
Cash Flow from Operating Activities:
 Net loss.........................................................        $  (4,775)            $ (2,269)        $(2,479)

Reconciliation of net loss to net cash used by
    operating activities:
      Increase in Payable to Genzyme Corporation..................               --                   --           2,279
                                                                          ---------             --------         -------
        Net cash used in operating activities.....................           (4,775)              (2,269)           (200)

Cash Flow from Financing Activities:
    Capital contributed by Genzyme Corporation....................            3,095                2,469              --
    Capital contributed by Genzyme Development Partners, L.P......                -                1,500             200
                                                                          ---------             --------         -------
  Net cash provided by financing activities.......................            3,095                3,969             200
                                                                          ---------             --------         -------

Increase (decrease) in cash.......................................           (1,680)               1,700              --
Cash at beginning of period.......................................            1,700                   --              --
                                                                          ---------             --------         -------
Cash at end of period.............................................        $      20             $  1,700         $    --
                                                                          =========             ========         =======


Supplemental disclosure of non-cash transaction:
   Conversion of accounts payable to Genzyme Corporation to Capital - Note D














  The accompanying notes are an integral part of these financial statements.

GENZYME VENTURES II
STATEMENT OF CHANGES IN VENTURERS' CAPITAL (DEFICIT)
(In thousands)

                                                                                     GENZYME
                                                                                   DEVELOPMENT
                                                          GENZYME                   PARTNERS,                  TOTAL
                                                        CORPORATION                   L.P.                  VENTURERS'
                                                          CAPITAL                    CAPITAL             CAPITAL (DEFICIT)
                                                        -----------                -----------           -----------------

Balance at August 17, 1996
 (commencement of operations)...................         $      -                    $    -                  $      -

Capital contribution (Note D)...................                -                       200                       200
Net loss........................................           (2,279)                     (200)                   (2,479)
                                                         --------                    ------                  --------
     Balance at December 31, 1996...............           (2,279)                        -                    (2,279)
                                                         --------                    ------                  --------

Capital contributions (Note D)..................            4,748                     1,500                     6,248
Net loss........................................           (1,361)                     (908)                   (2,269)
                                                         --------                    ------                  --------
     Balance at December 31, 1997...............         $  1,108                       592                  $  1,700
                                                         --------                    ------                  --------

Capital contribution (Note D)...................            3,095                         -                     3,095
Net loss........................................           (4,183)                     (592)                   (4,775)
                                                         --------                    ------                  --------
     Balance at December 31, 1998...............         $     20                         -                  $     20
                                                         ========                    ======                  ========














  The accompanying notes are an integral part of these financial statements.

                               GENZYME VENTURES II

                          NOTES TO FINANCIAL STATEMENTS


NOTE A.  ORGANIZATION

Genzyme Development Partners, L.P. ("GDP") and Genzyme Corporation ("Genzyme") formed a joint venture, Genzyme Ventures II (the "Joint Venture"), under the terms and provisions of the Delaware Uniform Partnership Act in September 1989 for the purpose of manufacturing and marketing GDP's surgical products (the "Sepra Products" or the "Products") in the United States and Canada for human surgical procedures, other than in ophthalmic surgery. The Sepra Products are intended to be used to limit the incidence and severity of postoperative adhesions.

GDP has contributed its technology and $1.7 million to the Joint Venture and Genzyme has contributed its agreement to manufacture and market the Sepra Products, to make non-interest bearing loans to the Joint Venture in the amount of any working capital deficiency, to make capital contributions to the extent deemed necessary by GDP and Genzyme in connection with the business of the Joint Venture and to allow the use of such trademarks, tradenames and logos as GDP and Genzyme shall determine to be necessary and advisable for manufacturing and marketing the Products within the United States and Canada. In August 1996, Genzyme received marketing approval from the U.S. Food and Drug Administration ("FDA") for GDP's first product, Seprafilm(R) Bioresorbable Membrane, and commenced commercial sales of Seprafilm(R) Bioresorbable Membrane in the U.S. on behalf of the Joint Venture on August 17, 1996 (commencement of operations).


NOTE B - ACCOUNTING POLICIES

ACCOUNTING METHOD
The financial statements have been prepared under the accrual method of accounting in conformity with generally accepted accounting principles.

FISCAL YEAR END
GDP and Genzyme, as joint venturers, have determined that the fiscal year end of the Joint Venture is December 31.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION
Revenues and corresponding cost of sales from product sales are recognized when goods are shipped by Genzyme to the end customer as per the Amended and Restated Joint Venture Agreement (see Note C).

INCOME TAXES
The Joint Venture is organized as a pass-through entity; accordingly, the financial statements do not include a provision for income taxes. Taxes, if any, are the liability of GDP and Genzyme, as venturers.

UNCERTAINTIES
The Joint Venture is subject to risks common to companies in the biotechnology industry, including but not limited to, development by its competitors of new technological innovations, the ability to obtain and maintain adequate protection of proprietary technology, the ability to obtain reimbursement for its products, health care cost containment initiatives, product liability, market acceptance of the Products and compliance with the government regulations, including those of the U.S. Department of Health and Human Services and the FDA. In addition, the Joint Venture is dependent upon Genzyme's ability to produce and market the Products.

The successful commercialization of the Sepra Products will require that surgeons become convinced of the efficacy of the products in reducing the formation of postoperative adhesions and incorporate the products as standard surgical practice in procedures where adhesions are a potential postoperative complication. Substantial additional efforts to educate surgeons and hospital administrators as to the benefits of these products will be required, however, in order for the products to penetrate target markets and gain broad market acceptance. There can be no assurance that the Sepra Products will gain such acceptance.

                               GENZYME VENTURES II

NOTE C.   JOINT VENTURE AGREEMENT BETWEEN GDP AND GENZYME CORPORATION

In March 1997, Genzyme and GDP reached agreement concerning the operation of and allocations of profits and losses from the Joint Venture. Under the terms of these agreements, Genzyme manufactures the Joint Venture's requirements for Sepra Products and, acting as sole distributor for the Joint Venture, purchases product from the Joint Venture for resale to third parties. Upon receipt of an order from a third party, Genzyme sells the product to the Joint Venture for an amount equal to the actual costs of materials and direct labor plus a fixed amount of overhead. The Joint Venture then resells the product to Genzyme for an amount equal to Genzyme's price to the end-user less a distributor's discount (subject to a minimum price). Because the Joint Venture resells the product to Genzyme immediately after purchasing it, inventory is not recorded on the Joint Venture's books.

Genzyme charges the Joint Venture for selling and marketing expenses to the extent such expenses exceed Genzyme's distributors discount. In 1998 and 1997, Genzyme charged $2.4 million and $4.6 million of marketing expenses to the Joint Venture, and charged $5.5 million of selling expenses to the Joint Venture in 1998. Selling expenses related to the Sepra Products were not charged to the Joint Venture in 1997 but were charged to the Joint Venture in 1998. Genzyme has agreed that it will not seek to recover any selling expenses incurred prior to 1997 from the Joint Venture. Genzyme is not entitled to reimbursement for general and administrative services it provides to the Joint Venture until the first year in which the Joint Venture generates more than $25.0 million in revenues, at which time Genzyme will receive a quarterly commission for general and administrative services in an amount equal to 10% of the Joint Ventures' gross revenues.

Pursuant to the terms of the Amended and Restated Joint Venture Agreement, GDP will receive the first $5.6 million in profits generated by the Joint Venture, Genzyme will receive the next $8.4 million in profits and, thereafter, Genzyme and GDP will receive a 60% and 40% share, respectively, in the profits of the Joint Venture. The first $200,000 of the Joint Venture's losses were allocated to GDP and thereafter losses are allocated 40% to GDP and 60% to Genzyme except to the extent that any losses allocable to GDP would result in the allocation of such loss to Genzyme Development Corporation II as the General Partner of GDP as a result of the GDP Limited Partners' capital account balance having been previously reduced to zero. In such an event, 100% of the losses, in excess of the first $200,000, are allocated to Genzyme. These financial statements reflect the terms of the Amended and Restated Joint Venture Agreement.

GDP has contributed its technology and $1.7 million to the Joint Venture and Genzyme has contributed its agreement to manufacture and market the Sepra Products, to make non-interest bearing loans to the Joint Venture in the amount of any working capital deficiency, to make capital contributions to the extent deemed necessary by the two venturers in connection with the business of the Joint Venture and to allow the use of such trademarks, tradenames and logos as the venturers shall determine to be necessary and advisable for manufacturing and marketing the Sepra Products within the United States and Canada. The Joint Venture began to engage in active business after receipt of FDA marketing approval for Seprafilm(R) Bioresorbable Membrane on August 17, 1996 (commencement of operations).

The allocation of the Joint Venturer's losses for the years ending December 31, 1998 and 1997 and losses for the period from August 17, 1996 (commencement of operations) through December 31, 1996 are pursuant to the terms of the Amended and Restated Joint Venture Agreement, which is retroactive to August 17, 1996.

         Allocation of Joint Venture losses is summarized as follows (amounts in thousands):

                                                                 1998              1997             1996
                                                                 ----              ----             ----

         Joint Venture net loss..................              $(4,775)          $(2,269)         $(2,479)

         Allocated to GDP........................              $  (592)          $  (908)         $  (200)
         Allocated to Genzyme....................              $(4,183)          $(1,361)         $(2,279)



NOTE D.   JOINT VENTURE CAPITAL

In 1997, Genzyme contributed $1.5 million of cash to GDP. In 1997 and 1996, GDP contributed $1.5 million and $200,000 of cash, respectively, to the Joint Venture and agreed to allow the use of such trademarks, tradenames and logos as the venturers shall determine to be necessary and advisable for manufacturing and marketing the Sepra Products within the United States and Canada.

Genzyme funded the operating losses of the Joint Venture in 1998, 1997 and 1996.

In 1998 and 1997, Genzyme converted its receivables from the Joint Venture of $3.1 million and $2.3 million, respectively, to capital.